Exhibit 99.1
News Release
Cash Systems, Inc. Names Andrew Cashin CFO
LAS VEGAS—(BUSINESS WIRE)—March 23, 2006—Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced that it has named Andrew Cashin as the Company’s Executive Vice President, Chief Financial Officer and Treasurer.
Andrew Cashin comes to Cash Systems from Alliance Gaming, Inc and brings more than 17 years of financial and operational experience as well as 13 years of experience in the gaming industry. During his ten years at Alliance Gaming, Inc., Mr. Cashin most recently served as a Senior Vice President of Bally Gaming, where he ran all business lines in the division, including the Sierra Design Group. Mr. Cashin has directly managed seven business integrations, including four systems technology acquisitions. He was also responsible for the daily oversight of Bally Gaming & System’s finance department from 2000 through 2003. Aside from these senior roles at Alliance, he was also the Western Regional Brand Operations Manager at Harrah’s Entertainment, Inc as well as the Controller and Financial Analyst at United Coin (part of Alliance Gaming, Inc.) from 1993 through 1998. Mr. Cashin began his professional career as an accountant with Arthur Andersen & Co.
Michael Rumbolz, President and Chief Executive Officer of Cash Systems, Inc. stated, “Andrew’s background in the gaming industry on both the supplier and operator side as well as his hands-on integration experience and proven accounting skills make him a valued fit for this team. I am pleased to welcome him to Cash Systems on behalf of the Company and the Board of Directors.”
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, San Diego and Minneapolis, is a provider of cash access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
Forward-Looking Statements
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K, 10-KSB and 10-Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
CONTACT: ICR
     Don Duffy or Ashley Ammon, 203-682-8200
SOURCE: Cash Systems, Inc.